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                       AGREEMENT FOR USE OF OPERATING PROPERTY


                                    BY AND BETWEEN


                                 THE CITY OF ANAHEIM


                                         AND


                                  SPECTRANET ANAHEIM





                               DATE: February 25, 1997

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
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                                  TABLE OF CONTENTS


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
Article 1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Article 2      Demise Of Leased Property . . . . . . . . . . . . . . . . . . . . .  2
     2.1       Demise of Leased Property . . . . . . . . . . . . . . . . . . . . .  2
     2.2       Delivery of As-Built Drawings . . . . . . . . . . . . . . . . . . .  2
     2.3       Correction of Defects; Payment of Claims. . . . . . . . . . . . . .  2
     2.4       Assignment of Contract Rights and Warranties. . . . . . . . . . . .  3
     2.5       Negotiation Concerning City's Reserved Fibers . . . . . . . . . . .  3
     2.6       Use of the City's Reserved Fibers . . . . . . . . . . . . . . . . .  4
     2.7       Return of Leased Property . . . . . . . . . . . . . . . . . . . . .  4

Article 3      Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.1       Initial Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.2       Extension of Term . . . . . . . . . . . . . . . . . . . . . . . . .  4
     3.3       Failure to Extend Term. . . . . . . . . . . . . . . . . . . . . . .  4

Article 4      Rent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     4.1       Guaranteed Rent . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     4.2       Rent for City's Reserved Fibers . . . . . . . . . . . . . . . . . .  5
     4.3       Means of Payment. . . . . . . . . . . . . . . . . . . . . . . . . .  5

Article 5      Additional Payments By SNA; Impositions . . . . . . . . . . . . . .  5
     5.1       City's Net Return . . . . . . . . . . . . . . . . . . . . . . . . .  5
     5.2       Impositions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     5.3       Assessments in Installments . . . . . . . . . . . . . . . . . . . .  6
     5.4       Direct Payment by the City. . . . . . . . . . . . . . . . . . . . .  7
     5.5       Right to Contest. . . . . . . . . . . . . . . . . . . . . . . . . .  7
     5.6       Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

Article 6      Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

Article 7      Compliance With Applicable Law. . . . . . . . . . . . . . . . . . .  8

Article 8      Maintenance and Alterations . . . . . . . . . . . . . . . . . . . .  9
     8.1       Obligation to Maintain. . . . . . . . . . . . . . . . . . . . . . .  9
     8.2       SNA's Right to Perform Alterations. . . . . . . . . . . . . . . . .  9
     8.3       Responsibility for Costs of Maintenance and Repair. . . . . . . . .  9
     8.4       Negligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     8.5       City's Reserved Rights. . . . . . . . . . . . . . . . . . . . . . . 10

Article 9      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     9.1       SNA to Insure . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

Article 10     Damage Or Destruction . . . . . . . . . . . . . . . . . . . . . . . 11
     10.1      Notice; No Rent Abatement . . . . . . . . . . . . . . . . . . . . . 11
     10.2      Adjustment of Claims; Use of Insurance Proceeds . . . . . . . . . . 12

Article 11     Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     11.1      Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     11.2      Temporary Condemnation. . . . . . . . . . . . . . . . . . . . . . . 12

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     11.3      Other Governmental Action . . . . . . . . . . . . . . . . . . . . . 12
     11.4      Settlement or Compromise. . . . . . . . . . . . . . . . . . . . . . 13
     11.5      Prompt Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Article 12     Transfers By SNA. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     12.1      SNA's Right to Assign . . . . . . . . . . . . . . . . . . . . . . . 13

Article 13     Mortgages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     13.1      SNA's Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     13.2      Effect of a Leasehold Mortgage. . . . . . . . . . . . . . . . . . . 14
     13.3      Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . . . . 14
     13.4      Modifications Required by Leasehold Mortgagee . . . . . . . . . . . 15
     13.5      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 15
     13.6      Foreclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Article 14     Notice To The City Of Leasehold Mortgages . . . . . . . . . . . . . 16
     14.1      Initial Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     14.2      The City's Acknowledgment of Leasehold Mortgagee. . . . . . . . . . 16
     14.3      Change of Address . . . . . . . . . . . . . . . . . . . . . . . . . 16
     14.4      Termination of Leasehold Mortgagee's Rights . . . . . . . . . . . . 17

Article 15     Protection Of Leasehold Mortgagees. . . . . . . . . . . . . . . . . 17
     15.1      Cancellation, Surrender, Amendment, Etc . . . . . . . . . . . . . . 17
     15.2      Copies of Notices . . . . . . . . . . . . . . . . . . . . . . . . . 17
     15.3      SNA's Cure Period Expiration Notice . . . . . . . . . . . . . . . . 17
     15.4      Right to Perform Covenants and Agreements . . . . . . . . . . . . . 18
     15.5      Transfer of SNA's Rights. . . . . . . . . . . . . . . . . . . . . . 18
     15.6      Notice of Default and Leasehold Mortgagee's Cure Rights . . . . . . 18
     15.7      Effect of Cure. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     15.8      Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     15.9      Subordinate Liens Affecting Leasehold Estate. . . . . . . . . . . . 21
     15.10     Leasehold Mortgagee's Right to Enter Leased Property. . . . . . . . 21
     15.11     Rights of Leasehold Mortgagee Upon Acquiring Control. . . . . . . . 22
     15.12     Options to Renew or Extend. . . . . . . . . . . . . . . . . . . . . 22
     15.13     Payments Made by Leasehold Mortgagee. . . . . . . . . . . . . . . . 22
     15.14     Escrow Deposits, Bonds and Security . . . . . . . . . . . . . . . . 23
     15.15     Obligations of Leasehold Mortgagee in Control of
               the Leased Property . . . . . . . . . . . . . . . . . . . . . . . . 23

Article 16     Leasehold Mortgagee's Right To A New Operating
               Property Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 23
     16.1      New Operating Property Agreement. . . . . . . . . . . . . . . . . . 23
     16.2      Form and Priority . . . . . . . . . . . . . . . . . . . . . . . . . 25
     16.3      Pendency of Dispute . . . . . . . . . . . . . . . . . . . . . . . . 25
     16.4      Assignment of Certain Items . . . . . . . . . . . . . . . . . . . . 25

Article 17     Interaction Of Mortgages With Other Estates And Parties . . . . . . 25
     17.1      Leasehold Mortgages and Other Estates . . . . . . . . . . . . . . . 25
     17.2      Leasehold Mortgagee's Agent . . . . . . . . . . . . . . . . . . . . 25
     17.3      Interaction Between Operating Property Agreement and Leasehold
               Mortgage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     17.4      Conflicts Between Mortgagees. . . . . . . . . . . . . . . . . . . . 26

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Article 18     Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     18.1      Affecting SNA . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     18.2      Affecting the City. . . . . . . . . . . . . . . . . . . . . . . . . 27

Article 19     Quiet Enjoyment . . . . . . . . . . . . . . . . . . . . . . . . . . 28

Article 20     Representations And Warranties. . . . . . . . . . . . . . . . . . . 28
     20.1      Title to Leased Property. . . . . . . . . . . . . . . . . . . . . . 28
     20.2      No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     20.3      General Order Compliance. . . . . . . . . . . . . . . . . . . . . . 29

Article 21     Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

Article 22     Default; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . 29
     22.1      Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . 29
     22.2      Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     22.3      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

Article 23     No Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

Article 24     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     24.1      No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     24.2      No City Lien. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

Article 25     Memorandum Of Operating Property Agreement. . . . . . . . . . . . . 32

Article 26     Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . 32
     26.1      Rights of Each Party. . . . . . . . . . . . . . . . . . . . . . . . 32
     26.2      Failure to Execute Estoppel Certificate . . . . . . . . . . . . . . 33

Article 27     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     27.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     27.2      Reasonableness. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     27.3      Documents in Recordable Form. . . . . . . . . . . . . . . . . . . . 34
     27.4      Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 34
     27.5      Performance Under Protest . . . . . . . . . . . . . . . . . . . . . 34
     27.6      No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . 35
     27.7      Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     27.8      Delivery of Drafts. . . . . . . . . . . . . . . . . . . . . . . . . 35
     27.9      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     27.10     Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . 35
     27.11     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 36
     27.12     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     27.13     Partial Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . 36
     27.14     Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 36
     27.15     Governing Applicable Law. . . . . . . . . . . . . . . . . . . . . . 36
     27.16     Obligation to Perform . . . . . . . . . . . . . . . . . . . . . . . 37
     27.17     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     27.18     Time Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     27.19     Negation of Partnership . . . . . . . . . . . . . . . . . . . . . . 37

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                                 TABLE OF APPENDICES


Appendix 1:    Glossary of Defined Terms
Appendix 2:    Description of Leased Property
Appendix 3:    Maintenance Standards
Appendix 4:    Maintenance Procedures
Appendix 5:    Permitted Title Exceptions
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                       AGREEMENT FOR USE OF OPERATING PROPERTY

     THIS AGREEMENT FOR USE OF OPERATING PROPERTY (the "Operating Property
Agreement") is made as of February 25, 1997 by and between the CITY OF ANAHEIM, a charter city organized under the laws of the State of California ("the City") and SPECTRANET ANAHEIM, a California corporation ("SNA"), individually each a "Party" and collectively the "Parties."

                                   R E C I T A L S:

     A. The City promulgated a request for proposals relating to the development of a telecommunications system consisting of a neutral broadband telecommunications pathway which shall be available to all competing telecommunication service providers on a non-discriminatory basis and will be inter-operable with the incumbent local telephone carrier within the City's jurisdiction (the "UTS"). SNA has been selected to develop, own and operate the UTS.

     B. The City constructed a 96-strand fiber optic cable and related facilities, a portion of which the City desires to lease to SNA along with space on City-owned utility poles and other property all as specified herein, so that SNA can incorporate the same into the UTS. In addition, the City will grant a license or licenses to SNA to install facilities over other City property in order to construct and operate the UTS.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

     Initially capitalized terms used herein as defined terms shall have the meanings given to them in the Glossary of Defined Terms attached hereto as APPENDIX 1 (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

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                                      ARTICLE 2

                              DEMISE OF LEASED PROPERTY

     2.1 DEMISE OF LEASED PROPERTY. The City hereby leases to SNA and SNA hereby takes and hires from the City, the following property (collectively, the "Leased Property"):

           2.1.1 The exclusive right and title to sixty (60) strands of that certain ninety-six (96)-strand fiber-optic cable more particularly described on the map and as-built drawings attached (or to be attached) hereto as APPENDIX 2
(the "Cable").

           2.1.2 The non-exclusive right to utilize space within the communications grade of the City-owned Utility Poles maintained by the City as more particularly described in APPENDIX 2 (the "Utility Poles").

           2.1.3    Subject to the provisions of Section 3.10 of the UTS
Participation Agreement, the non-exclusive right to utilize all of the City's other easements, licenses, permits or other rights or interests appurtenant or related to the Cable and necessary to allow SNA to incorporate the Cable into the UTS, to utilize the Cable in place, and to access, repair, maintain, replace and augment the Cable, including without limitation the right to use Utility
Poles that are jointly owned by the City and others and which the City has the right to use as a member of a joint pole authority ("JPA Poles"). SNA agrees to be bound by the terms and conditions of said easements, licenses, permits and other rights, insofar as they pertain to SNA's utilization of the Cable.

     2.2 DELIVERY OF AS-BUILT DRAWINGS. The City shall deliver to SNA a complete set of as-built drawings with respect to the Cable as soon as the City obtains and accepts the same from the contractor who constructed the Cable.
Upon receipt of said as-built drawings, the parties will amend APPENDIX 2 to incorporate a description of the as-built drawings therein.

     2.3   CORRECTION OF DEFECTS; PAYMENT OF CLAIMS.  The City shall deliver to
SNA a complete set of all available test reports with respect to each segment of

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each fiber strand comprising the Cable (which reports shall at a minimum cover the City's Reserved Fibers). SNA may, at its expense, prepare additional test reports. The City shall be responsible for expeditiously correcting, at the City's expense, any defects in the Cable revealed by such test reports and validated by the City (including without limitation the known defects relating to strand no. 54), such that all segments of the Cable perform according to the specifications established in the Contract Documents and Specifications for the Digital Telecommunications System (DTS) prepared by Burns & McDonnell
Engineering Company and in City of Anaheim Specification E-109-93 dated
November, 1993. In addition, the City shall pay or compromise, at the City's expense, all claims or disputes relating to the City's construction of the Cable, such that SNA's leasehold estate is unencumbered and free of any liens or other encumbrances or monetary claims concerning the construction of the Cable.
Other liens or encumbrances, if any, are subject to the provisions of Section
5.13 of the UTS Participation Agreement.

     2.4   ASSIGNMENT OF CONTRACT RIGHTS AND WARRANTIES.  Without limiting the
City's right to assert warranty claims in connection with its correction of defects pursuant to Section 2.3, the City hereby assigns to SNA, for the Term of this Operating Property Agreement, all of the City's rights under any and all contracts relating to the construction and installation of the Cable, including without limitation all express or implied warranties of manufacturers, fabricators, contractors and subcontractors.

     2.5 NEGOTIATION CONCERNING CITY'S RESERVED FIBERS. The Cable as constructed by the City has ninety-six (96) fiber optic strands within the Cable sheath. The City reserves for its own use thirty-six (36) of the fiber optic strands (the "City's Reserved Fibers"), subject to the limitations set forth in
Section 2.6, which are not part of the Leased Property. If at any time and from time to time the City determines it no longer needs to reserve for the City's own use some or all of the City's Reserved Fibers, then the City and SNA shall negotiate in good faith the

                                          3
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terms and conditions upon which that portion of the City's Reserved Fibers shall be added to the Leased Property.

     2.6   USE OF THE CITY'S RESERVED FIBERS.  The City agrees that the City's
Reserved Fibers shall be utilized only for Municipal Services.

     2.7   RETURN OF LEASED PROPERTY.  Upon termination of this Operating
Property Agreement, SNA shall return the Leased Property to City in its original condition, subject to reasonable wear and tear, except for any splices and other alterations, enhancements or improvements made by SNA as provided herein.

                                      ARTICLE 3

                                         TERM

     3.1 INITIAL TERM. The initial Term of this Operating Property Agreement shall commence on the date hereof and shall terminate on December 31, 2027, unless terminated sooner as provided herein or unless extended as provided in
Section 3.2.

     3.2 EXTENSION OF TERM. Commencing January 1, 2011, and for a total period of one (1) year, the City, SNI and SNA shall negotiate in good faith concerning the terms and conditions of a fifteen (15) year extension of the Term of this Operating Property Agreement (to December 31, 2042) which are acceptable to all Parties.

     3.3 FAILURE TO EXTEND TERM. If the Parties do not agree to extend the Term of this Operating Property Agreement during the period referred to in
Section 3.2, then the obligation of the Parties to negotiate an extension of the Term of this Operating Property Agreement shall cease.

                                      ARTICLE 4

                                         RENT

     4.1   GUARANTEED RENT.  Commencing on the later to occur of (a) April 1,
1997, or (b) the date on which the City issues building permits with respect to the construction of the components of the UTS reflected on the building permit

                                          4
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applications with respect to Phase IA submitted by SNA on February 14, 1997, and thereafter on the corresponding date of every third month thereafter during the
Term of this Operating Property Agreement, SNA shall pay to the City, as
"Guaranteed Rent" for all of the Leased Property (excluding the City's Reserved
Fibers) for the entire Term of this Operating Property Agreement, without notice or demand, in lawful money of the United States of America, the sum of
$113,861.62 per quarter.  (To illustrate the foregoing, if said building permits are issued on April 10, 1997, then quarterly installments of Guaranteed Rent in the amount of $113,861.62 would be payable on each April 10, July 10, October 10 and January 10 during the Term.)

     4.2 RENT FOR CITY'S RESERVED FIBERS. Any rent payable with respect to additional fibers relinquished by the City to SNA pursuant to Section 2.5 shall be paid by SNA to the City as and when agreed by the Parties pursuant to Section
2.5.

     4.3   MEANS OF PAYMENT.  Subject to the provisions of Section 5.13 of the
Universal Telecommunications System Participation Agreement between the City,
SNA and SpectraNet International dated as of February 25, 1997 (the "UTS
Participation Agreement"), payment of installments of the Guaranteed Rent and any additional rent agreed to pursuant to Section 4.2 shall be made by wire transfer to the City's account at a financial institution specified by the City or another payment method agreed to by the City.

                                      ARTICLE 5

                       ADDITIONAL PAYMENTS BY SNA; IMPOSITIONS

     5.1 CITY'S NET RETURN. The Parties intend that the rent payable by SNA shall provide the City with net return for the Term, free of any expenses or charges with respect to the Leased Property, except as specifically provided in this Operating Property Agreement. Accordingly, subject to the provisions of
Section 5.13 of the UTS Participation Agreement, SNA shall pay as additional rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense, of every kind and nature whatsoever,

                                          5

related to or arising from the Leased Property, or by reason of or in any manner connected with or arising from the development, leasing, insuring, operation, management, maintenance, repair, use or occupancy of the Leased Property or any portion of the Leased Property, excluding any condition in existence prior to the date of this Operating Property Agreement. Notwithstanding anything to the contrary in this Operating Property Agreement, SNA shall not be required to pay any of the following incurred by the City: (a) depreciation, amortization, brokerage commissions or financing or refinancing costs incurred by the City with respect to the construction of the Cable, the Utility Poles or the Leased Property; (b) any costs arising from or pursuant to any instrument or agreement affecting the Leased Property that is not a Permitted Exception and to which the City is a party and SNA is not a party; and (c) any cost or expense arising directly or indirectly from any conditions existing on, at or with respect to the Leased Property before the date of this Operating Property Agreement.

     5.2 IMPOSITIONS. Subject to the provisions of Section 5.13 of the UTS Participation Agreement, for any period within the Term of this Operating Property Agreement (with daily proration for periods partially within the Term and partially outside the Term), SNA shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all Impositions. SNA shall also pay all interest and penalties assessed by any Governmental Authority on account of late payment of any Imposition, unless such late payment was caused by the City's failure to remit an Imposition (paid to the City by SNA) in accordance with SNA's reasonable instructions or the City's failure to promptly forward SNA a copy of a tax bill received by the City, in which case the City shall pay such interest and penalties.

     5.3 ASSESSMENTS IN INSTALLMENTS. To the extent permitted by Applicable Law, SNA shall have the right to apply for conversion of any assessment or Imposition to cause it to be payable in installments. After such conversion, SNA shall pay and discharge only such installments of such assessment or Imposition as shall become due and payable during the Term.

     5.4 DIRECT PAYMENT BY THE CITY. If any Person entitled to receive payment of an Imposition refuses to accept it from SNA, then SNA shall give the City notice of such fact and shall remit payment of such Imposition to the City in a timely manner accompanied by reasonable instructions as to the further remittance of such payment. The City shall with reasonable promptness comply with SNA's reasonable instructions.

     5.5 RIGHT TO CONTEST. Notwithstanding anything to the contrary in this Operating Property Agreement, SNA shall have the right to contest, at its sole expense, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any tax or fee; the valuation, assessment or reassessment (whether proposed or final) of the Leased Property for purposes of real estate taxes; or the validity of any Applicable Law or the application of any Applicable Law to the Leased Property. SNA may defer payment of the contested amount or compliance with the contested Applicable Law or performance of any other contested obligation pending the outcome of such contest, provided that such deferral does not subject the Leased Property to any material risk of imminent forfeiture or the City to any material risk of criminal liability. The City shall not be required to join in any such contest proceedings unless an Applicable Law shall require that such proceedings be brought in the name of the City. In such case, subject to the approval of the City Council, the City shall cooperate with SNA so as to permit to such proceedings to be brought in the City's name. SNA shall pay all reasonable costs and expenses (including reasonable attorneys' fees) incident to such proceedings. SNA shall be entitled to any refund of any contested amount (and penalties and interest paid by SNA) based upon SNA's prior overpayment of such contested amount, whether such refund is made during or after the Term of this Operating Property Agreement. Upon termination of SNA's contest of any amount, SNA shall pay the amount (if any) as has been finally determined in such proceedings to be due, together with any costs, interest, penalties or other liabilities in connection with such Imposition. Upon final termination of SNA's contest of an Applicable Law, SNA shall comply with such final determination. SNA's right to contest any amount or the valuation, assessment or reassessment of the Leased Property for tax purposes shall be to the exclusion of the City, and the City shall have no right to contest the foregoing without SNA's consent, not to be unreasonably withheld.

     5.6 UTILITIES. SNA shall pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility charges, and the expenses of installation, maintenance, use and service in connection with the foregoing, relating to the Leased Property during the Term of this Operating Property Agreement.

                                      ARTICLE 6

                                         USE

     SNA may use the Leased Property in any lawful manner in connection with the development and operation of the UTS as permitted pursuant to the UTS Participation Agreement.

                                      ARTICLE 7

                            COMPLIANCE WITH APPLICABLE LAW

     During the Term of this Operating Property Agreement, SNA shall, at its own expense, observe and comply with all Applicable Laws affecting the Leased Property. Except as is otherwise provided in Section 5.13 of the UTS Participation Agreement, SNA shall procure every Permit or other authorization required in connection with the lawful and proper maintenance, operation, use and occupancy of the Leased Property or required in connection with any improvements erected on the Leased Property and comply with all such Permits and other authorizations. Notwithstanding the foregoing, SNA shall have the right to contest any such Applicable Law in accordance with this Operating Property Agreement. SNA's right to contest Applicable Law shall not excuse SNA (or any Leasehold Mortgagee who elects, following a Bona Fide Foreclosure Transaction, to assume SNA's rights and obligations under the UTS Participation Agreement) from its obligation to make payments to the City as provided in Section 6.2 of the UTS Participation Agreement.

                                      ARTICLE 8

                             MAINTENANCE AND ALTERATIONS

     8.1 OBLIGATION TO MAINTAIN. During the Term, SNA shall make, or cause to be made, in a timely manner all repairs (whether minor or not) required to maintain, at all times, (a) the Leased Property, and (b) the City's Reserved Fibers (except those portions of the City's Reserved Fibers that are on City property and are on the City's side of the Patch Panels, which for purposes of this Operating Property Agreement are agreed to be the point of demarcation for maintenance purposes), in good operating condition and repair, and, in any event, substantially in conformity to the specifications set forth in APPENDIX 3 attached hereto. All repairs and maintenance performed by SNA pursuant to this
Section 8.1 shall be performed in accordance with the procedures set forth in APPENDIX 4 attached hereto.

     8.2   SNA'S RIGHT TO PERFORM ALTERATIONS.  Subject to the provisions of
Section 3.4.1 of the UTS Participation Agreement and the Restoration Process described in APPENDIX 4, SNA shall be entitled to make and from time to time alter, modify or reconstruct, any improvements, repairs or alterations to the Leased Property, as SNA shall consider necessary or appropriate; PROVIDED that such improvements, repairs, alterations or modifications thereto do not unreasonably adversely affect the City's Reserved Fibers.

     8.3 RESPONSIBILITY FOR COSTS OF MAINTENANCE AND REPAIR. Notwithstanding the provisions of Section 5.1, the City shall reimburse SNA for the City's PRO RATA share of (a) the cost of procuring property insurance, maintaining and repairing the City's Reserved Fibers, including without limitation costs described in Section 5.1, (b) all Impositions paid by SNA as provided in Section 5.2, and (c) payments for the use of JPA Poles. For purposes of this Section 8.3, the City's PRO RATA share shall be the percentage computed by dividing the total number of the City's Reserved Fibers (as adjusted from time to time as provided in Article 2) by 96. Such reimbursement shall be made quarterly in arrears upon the submission or reasonable support documentation. SNA may offset amounts due from the City pursuant to this Section 8.3 against rent payable by SNA pursuant to Article 4 hereof. In the event the City performs repair or maintenance of the Cable at SNA's request or in the case of an emergency, SNA will reimburse the City for SNA' PRO RATA share of the cost of such work.

     8.4 NEGLIGENCE. Notwithstanding the provisions of Section 8.3, to the extent that the negligence of either SNA or the City results in the need for SNA to repair the Leased Property and/or the City's Reserved Fibers, the Party whose negligence is responsible for the damage shall bear the full cost of all necessary repairs.

     8.5   CITY'S RESERVED RIGHTS.

           8.5.1 The City reserves the right to require SNA to move or reroute the Cable in the vaults and on poles at the City's sole election and cost and with proper scheduling between SNA and the City to avoid or minimize service disruption. In addition, the City reserves the right to replace sections of the City's Reserved Fibers that are on City property and on the City's side of the Patch Panels. The City shall reimburse SNA for all costs reasonably incurred by SNA in connection with any such relocation. SNA may offset amounts due from the City pursuant to this Section 8.5 against rent payable by SNA pursuant to Article 4 hereof.

           8.5.2 Notwithstanding the provisions of Section 8.5.1, the cost of any undergrounding of the Cable required as a result of any ordinance adopted by the City that is generally applicable to all telecommunications services providers within the City shall be borne by the City and SNA PRO RATA, with their respective shares being computed as provided in Section 8.3

           8.5.3 Any relocation of the Cable at the City's election pursuant to Section 8.5.1 or as required pursuant to Section 8.5.2 shall be accomplished by SNA according to the relocation procedures specified in Appendix 5 to the UTS Participation Agreement.

                                      ARTICLE 9

                                      INSURANCE

     9.1 SNA TO INSURE. SNA shall, at SNA's sole cost and expense, procure and maintain in force throughout the Term of this Operating Property Agreement the insurance required pursuant to Article 14 of the UTS Participation Agreement. Notwithstanding the foregoing, the cost of insurance procured by SNA as required pursuant to Section 14.1.5 of the UTS Participation Agreement shall be borne by the City and SNA PRO RATA, with their respective shares being computed as provided in Section 8.3.

                                      ARTICLE 10

                                DAMAGE OR DESTRUCTION

     10.1 NOTICE; NO RENT ABATEMENT. SNA shall promptly give the City Notice of damage or loss to the Leased Property and/or the City's Reserved Fibers. There shall be no abatement or reduction of rent on account of such damage or loss. SNA shall, with reasonable promptness restore the damage to the Leased Property and the City's Reserved Fibers (except those portions of the City's Reserved Fibers that are on City property and on the City's side of the Patch Panels) as nearly as may be practicable to its condition, quality, and class immediately prior to such damage or loss, with such changes or alterations (including demolition) as SNA shall elect to make in conformity with this Operating Property Agreement, PROVIDED that if the damage or loss occurs within the last five (5) years of the Term of this Operating Property Agreement, then SNA may instead terminate this Operating Property Agreement by at least thirty
(30) days' advance Notice to the City and assign to the City all of SNA's rights with respect to any insurance proceeds with respect to the

Leased Property and/or the City's Reserved Fibers arising from the damage or loss.

     10.2 ADJUSTMENT OF CLAIMS; USE OF INSURANCE PROCEEDS. SNA shall be solely responsible for the adjustment of any insurance claim with respect to any damage or loss to the Leased Property and/or the City's Reserved Fibers, (except those portions of the City's Reserved Fibers that are on City property and on the City's side of the Patch Panels) which the City may separately insure for its own account except that, to the extent permitted by its Leasehold Mortgage, each Leasehold Mortgagee is expressly authorized and empowered to participate in any settlements, adjustments, arbitrations or proceedings with respect to any insurance claim. All proceeds of casualty or hazard insurance shall be paid to SNA, subject to rights of Leasehold Mortgagees.

                                      ARTICLE 11

                                     CONDEMNATION

     11.1 CONDEMNATION. If a Condemnation of any portion of the Leased Property or the City's Reserved Fibers (except those portions of the City's Reserved Fibers that are on City property and on the City's side of the Patch Panels) shall occur, then any award or awards shall be applied first to repair, restoration or reconstruction of any remaining part of the Leased Property and City's Reserved Fibers not so taken. SNA shall perform such repair, restoration or reconstruction in accordance with applicable requirements of this Operating Property Agreement. The balance of any such award or awards remaining after the repair, restoration or reconstruction shall be distributed to SNA.

     11.2 TEMPORARY CONDEMNATION. If a temporary Condemnation shall occur with respect to use or occupancy of the Leased Property, then all proceeds of such temporary Condemnation (to the extent attributable to periods within the Term of this Operating Property Agreement) shall be paid to SNA and SNA's obligations under this Operating Property Agreement shall not be affected in any way.

     11.3  OTHER GOVERNMENTAL ACTION.  In the event of any action by any

Governmental Authority not resulting in a Condemnation but creating a right to compensation, such as the changing of the grade of any street, then this Operating Property Agreement shall continue in full force and effect without reduction or abatement of rent and SNA shall be entitled to receive the award or payment made in connection with such action.

     11.4 SETTLEMENT OR COMPROMISE. The City shall not settle or compromise any Condemnation award with respect to the Leased Property without consent by SNA and by any Leasehold Mortgagee whose Leasehold Mortgage provides for such a right of consent. SNA shall be entitled to appear in such proceedings and claim such share of the award as it is entitled to receive pursuant to this Operating Property Agreement and Applicable Law. Subject to the term of its Leasehold Mortgage, any Leasehold Mortgagee shall also be entitled to appear in such proceedings and empowered to participate in any settlement, arbitration or other proceeding involving any such Condemnation.

     11.5 PROMPT NOTICE. If either Party becomes aware of any Condemnation or threatened or contemplated Condemnation with respect to the Leased Property, then such Party shall promptly give Notice thereof to the other Party.

                                      ARTICLE 12

                                   TRANSFERS BY SNA

     12.1 SNA'S RIGHT TO ASSIGN. SNA may assign this Operating Property Agreement pursuant to the provisions of Article 13 of the UTS Participation Agreement.

                                     ARTICLE 13

                                     MORTGAGES

     13.1 SNA'S RIGHTS. Notwithstanding anything in this Operating Property Agreement to the contrary, SNA shall have the right, consistent with the Project Agreements, without the City's consent, to execute and deliver Leasehold Mortgage(s) encumbering this Operating Property Agreement and SNA's interest in the Leased Property at any time and from time to time during the Term of this Operating Property Agreement.

     13.2  EFFECT OF A LEASEHOLD MORTGAGE.  SNA's making of a Leasehold
Mortgage shall not be deemed to constitute an assignment or transfer of the Leased Property, nor shall any Leasehold Mortgagee, as such, or in the exercise of its rights under this Operating Property Agreement, be deemed to be an assignee or transferee or mortgagee in possession of the Leased Property so as to require such Leasehold Mortgagee, as such, to assume or otherwise be obligated to perform any of SNA's obligations under this Operating Property Agreement except when, and then only for so long as, such Leasehold Mortgagee has entered into possession of the Leased Property in the exercise of its remedies under its Leasehold Mortgage (as distinct from its rights under this Operating Property Agreement to cure Defaults or exercise Leasehold Mortgagee's Cure Rights). No Leasehold Mortgagee (or purchaser at a foreclosure sale held pursuant to a Leasehold Mortgage) shall be liable under this Operating Property Agreement unless and until such time as it becomes, and then only for so long as it remains, the owner of the Leasehold Estate, and in any event subject to the provisions of Section 15.15 hereof. Leasehold Mortgagees and Leasehold Mortgagees' Agents shall be entitled to the benefit of Section 22.3.1 of this Operating Property Agreement, except that as against a Leasehold Mortgagee or Leasehold Mortgagee's Agent the term "Recourse Claims" shall be limited to claims arising on account of misapplication of insurance or condemnation proceeds or refunds of Impositions. This provision shall not be deemed a waiver of any rights of the City against any other Party liable under this Operating Property Agreement, subject in all cases to Section 22.3.1 of this Operating Property Agreement.

     13.3 SALE AND LEASEBACK. If SNA sells, assigns, transfers or otherwise conveys the Leased Property to a third party and SNA or any SNA Affiliate substantially concurrently enters into or reserves, retains or receives a Sublease of the Leased Property or similar interest (i.e., a transaction commonly referred to as a sale-leaseback), then: (a) such third party shall be deemed to be a "Leasehold Mortgagee" and the Sublease shall be deemed to be a "Leasehold Mortgage"; and (b) such third party shall not be deemed to have assumed or become liable under this Operating Property Agreement except to the extent that such third party has exercised remedies against SNA under SNA's Sublease functionally equivalent to foreclosure under a Leasehold Mortgage or acceptance of an assignment in lieu thereof.

     13.4 MODIFICATIONS REQUIRED BY LEASEHOLD MORTGAGEE. If any Leasehold Mortgagee or prospective Leasehold Mortgagee shall require any modification(s) of this Operating Property Agreement (including clarifications and supplementations to Leasehold Mortgagee's Cure Rights), then the City shall, at SNA's request, promptly execute and deliver to SNA such instruments in recordable form effecting such modification(s) as such Leasehold Mortgagee or prospective Leasehold Mortgagee shall require, provided that such modification(s): (i) do not materially adversely affect any of the City's rights or materially increase any of the City's obligations under this Operating Property Agreement; and (ii) are consistent with the customary requirements of institutional lenders, or are required by banking, insurance or similar Applicable Law and regulations setting forth provisions that must appear in a lease in order for such lease to be accepted as security by the Leasehold Mortgagee or prospective Leasehold Mortgagee requesting the change.

     13.5 FURTHER ASSURANCES. Upon request by SNA or by any existing or prospective Leasehold Mortgagee, the City shall deliver to the requesting party a separate written instrument in recordable form signed and acknowledged by an authorized official of the City setting forth and confirming the rights of Leasehold Mortgagees under this Operating Property Agreement.

     13.6 FORECLOSURE. Notwithstanding anything to the contrary in this Operating Property Agreement, any sale of this Operating Property Agreement and of SNA's interest in the Leased Property in any proceedings for the foreclosure of any Leasehold Mortgage, or any assignment, transfer or conveyance in lieu of such foreclosure, shall not be deemed to violate this Operating Property Agreement.

                                     ARTICLE 14

                     NOTICE TO THE CITY OF LEASEHOLD MORTGAGES

     14.1 INITIAL NOTICE. If SNA enters into any Leasehold Mortgage(s), then the Leasehold Mortgagee(s) thereunder shall be entitled to the Leasehold Mortgagee protections provided for under this Operating Property Agreement only from and after such time as SNA or such Leasehold Mortgagee has: (a) given the City written notice of the name and address of such Leasehold Mortgagee, accompanied by a copy of the executed Leasehold Mortgage; and (b) recorded or caused to be recorded an instrument (which may be the Leasehold Mortgage itself) giving notice of such Leasehold Mortgage and the name and address of the Leasehold Mortgagee.

     14.2 THE CITY'S ACKNOWLEDGMENT OF LEASEHOLD MORTGAGEE. The City shall, upon request, acknowledge receipt of the name and address of any Leasehold Mortgagee (or proposed Leasehold Mortgagee) and confirm to such Leasehold Mortgagee that such Leasehold Mortgagee is (or would be, upon closing of its loan) a Leasehold Mortgagee and has (or would have) all the rights of a Leasehold Mortgagee under this Operating Property Agreement. Such acknowledgment shall, if requested, be in recordable form. If the City reasonably determines that any purported Leasehold Mortgagee does not or would not qualify as such, then the City shall promptly give written notice of such determination to SNA and the purported Leasehold Mortgagee, which Notice shall specify the reasonable basis for such determination.

     14.3 CHANGE OF ADDRESS. Any Leasehold Mortgagee shall be free to change its name and address from time to time by written notice to the City. In the event of a change of name, such notice may be provided either by the original Leasehold

Mortgagee or by the Leasehold Mortgagee under its new name, without proof of any kind confirming the change of name. Notice of any change of a Leasehold Mortgagee's identity or address, or of a transfer of a Leasehold Mortgage, may be made by any means permitted for the original notice of the Leasehold Mortgagee's original name and address.

     14.4 TERMINATION OF LEASEHOLD MORTGAGEE'S RIGHTS. If a Leasehold Mortgagee is entitled to the Leasehold Mortgagee protections provided for under this Operating Property Agreement, then such entitlement shall not terminate unless and until such time, if any, as the Leasehold Mortgage shall have been satisfied and discharged of record.

                                     ARTICLE 15

                         PROTECTION OF LEASEHOLD MORTGAGEES

           If SNA at any time or from time to time enters into any Leasehold Mortgage(s), then the Leasehold Mortgagee(s) are entitled to the following protections provided for under this Operating Property Agreement:

     15.1 CANCELLATION, SURRENDER, AMENDMENT, ETC. No voluntary cancellation, termination, surrender, acceptance of surrender, abandonment, amendment, or modification of this Operating Property Agreement shall bind a Leasehold Mortgagee if done without the prior written consent of such Leasehold Mortgagee.

     15.2 COPIES OF NOTICES. If the City shall give any notice to SNA (including any notice of default and a notice of termination of this Operating Property Agreement for any reason), then the City shall (provided that the City has received notice of such Leasehold Mortgage pursuant to Section 14.1 hereof) at the same time and by the same means give a copy of such notice to each Leasehold Mortgagee, which notice shall describe in reasonable detail the alleged default.

     15.3 SNA'S CURE PERIOD EXPIRATION NOTICE. If SNA is in default under this Operating Property Agreement and the cure period applicable to SNA expires without cure of SNA's default, then the City shall promptly give written notice of such fact to each Leasehold Mortgagee, which notice shall describe in reasonable detail SNA's default (a "Cure Period Expiration Notice").

     15.4 RIGHT TO PERFORM COVENANTS AND AGREEMENTS. Any Leasehold Mortgagee shall have the right, but not the obligation, to perform any obligation of SNA under this Operating Property Agreement and to remedy any default by SNA. The City shall accept performance by or at the instigation of a Leasehold Mortgagee in fulfillment of SNA's obligations, for the account of SNA and with the same force and effect as if performed by SNA. No such performance by a Leasehold Mortgagee shall cause such Leasehold Mortgagee to become a "mortgagee in possession" or otherwise cause such Leasehold Mortgagee to be deemed to be in possession of the Leased Property or bound by this Operating Property Agreement.

     15.5 TRANSFER OF SNA'S RIGHTS. SNA may assign or otherwise transfer to a Leasehold Mortgagee any or all of SNA's rights under this Operating Property Agreement, but no such assignment or transfer shall bind the City unless and until the City shall have received a copy of a written instrument effecting such assignment accompanied by a photocopy of the Leasehold Mortgagee's fully executed Leasehold Mortgage. Such assignment or transfer of authority may be effected by the terms of the Leasehold Mortgage itself, in which case service upon the City of an executed counterpart or certified copy of such Leasehold Mortgage, together with a written notice specifying the provisions of such Leasehold Mortgage that assign or transfer such authority to the Leasehold Mortgagee, shall be sufficient to bind the City to such assignment or transfer of rights.

     15.6 NOTICE OF DEFAULT AND LEASEHOLD MORTGAGEE'S CURE RIGHTS. Upon receiving any notice of a default, any Leasehold Mortgagee shall have the same cure period granted to SNA under this Operating Property Agreement, plus the additional time provided for below, within which to take (if such Leasehold Mortgagee so elects) whichever of the actions set forth below shall apply with respect to the default described in such notice of default (such actions, "Mortgagee's

Cure," and a Leasehold Mortgagee's rights to take such actions, "Mortgagee's Cure Rights"):

           15.6.1 In the case of a monetary default, or a non-monetary default that a Leasehold Mortgagee is reasonably capable of curing (without obtaining possession of the Leased Property) within the cure period allowed to SNA under this Operating Property Agreement, the Leasehold Mortgagee shall be entitled (but not required) to cure such default within a cure period consisting of SNA's cure period under this Operating Property Agreement extended through the date thirty (30) days after such Leasehold Mortgagee shall have received a Cure Period Expiration Notice as to such default. If the amount of any monetary default has not been finally determined, then in place of curing such monetary default a Leasehold Mortgagee shall be entitled instead to (a) cure such monetary default to the extent the amount thereof is not in dispute and
(b) undertake in writing that such Leasehold Mortgagee shall cure the remaining disputed portion of such monetary default within thirty (30) days after the dispute shall have been resolved (and the Parties shall then cooperate to resolve such dispute promptly in accordance with Article 11 of the UTS Participation Agreement).

           15.6.2 In the case of any other non-monetary default (other than a non-monetary default that is not reasonably susceptible of being cured by a Leasehold Mortgagee, such as a bankruptcy of SNA or a default that cannot be cured without having possession of the Leased Property), the Leasehold Mortgagee shall be entitled, but not required, to: (a) within a period consisting of SNA's cure period for the default, extended through the date sixty (60) days after receipt of the SNA's Cure Period Expiration Notice as to such default, advise the City of Leasehold Mortgagee's intention to take all reasonable steps necessary to remedy such non-monetary default, (b) duly commence the cure of such non-monetary default within such extended period, and thereafter diligently prosecute to completion the remedy of such non-monetary default, subject to Unavoidable Delay, and (c) complete such remedy within a reasonable time under the circumstances, subject to Unavoidable Delay.

           15.6.3 In the case of a non-monetary default that is not reasonably susceptible of being cured by a Leasehold Mortgagee, the Leasehold Mortgagee shall be entitled (but not required) to do the following, so long as, with respect to any defaults other than those referred to in this Section 15.6.3, such Leasehold Mortgagee has exercised or is exercising the applicable Mortgagee's Cure Rights as defined in this Operating Property Agreement:

               (a) At any time during the cure period (if any) that applies to SNA, extended through the date sixty (60) days after such Leasehold Mortgagee's receipt of the SNA's Cure Period Expiration Notice as to such default, or if no cure period applies to SNA, then within sixty (60) days after receiving written notice of the non-monetary default, Leasehold Mortgagee shall be entitled to institute proceedings, and (subject to any stay in any proceedings involving the bankruptcy, insolvency, or reorganization of SNA or the like, or any injunction, unless such stay or injunction is lifted), diligently prosecute the same to completion subject to Unavoidable Delay, to obtain possession of the Leased Property as mortgagee (including possession by a receiver), or acquire the Leased Property by foreclosure proceedings or otherwise, including delivery of an assignment in lieu of foreclosure (the obtaining of such possession or the completion of such acquisition shall be considered to be "Control of the Leased Property").

               (b) Upon obtaining Control of the Leased Property (before or after expiration of any otherwise applicable cure period), Leasehold Mortgagee shall be entitled (but not required) to proceed with reasonable diligence and reasonable continuity to cure such non-monetary defaults as are then reasonably susceptible of being cured by such Leasehold Mortgagee, subject to Unavoidable Delay.

     15.7 EFFECT OF CURE. A Leasehold Mortgagee shall not be required to continue to exercise Mortgagee's Cure Rights or otherwise proceed to obtain or to exercise Control of the Leased Property if and when the default that such Leasehold Mortgagee was attempting to cure shall have been cured. Upon such cure and the cure of any other defaults in accordance with this Operating Property Agreement, this Operating Property Agreement shall continue in full force and effect as if no default(s) had occurred.

     15.8 QUIET ENJOYMENT. So long as the time period for a Leasehold Mortgagee to exercise Mortgagee's Cure Rights with respect to a non-monetary default by SNA has not expired (and provided that all monetary defaults are cured within Leasehold Mortgagee's cure period provided for under this Operating Property Agreement), the City shall not (i) retake the Leased Property,
(ii) serve a notice of election to terminate this Operating Property Agreement or (iii) bring a proceeding on account of such default to (A) dispossess SNA and/or other occupants of the Leased Property, (B) terminate this Operating Property Agreement, or (C) otherwise exercise any other rights or remedies under this Operating Property Agreement by reason of such default. Nothing in the Leasehold Mortgagee protections provided for in this Operating Property Agreement shall be construed to either (i) extend the Term beyond the expiration date provided for in this Operating Property Agreement (including the Renewal
Term) that would have applied if no default had occurred or (ii) require any Leasehold Mortgagee to cure any default by SNA that is not reasonably capable of being cured by the Leasehold Mortgagee (such as a bankruptcy of SNA).

     15.9 SUBORDINATE LIENS AFFECTING LEASEHOLD ESTATE. A Leasehold Mortgagee shall in no event be required to cure or commence to cure any default (if such default is provided for in this Operating Property Agreement) consisting of SNA's failure to satisfy or discharge any lien, charge, or encumbrance affecting the Leased Property Estate junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee.

     15.10 LEASEHOLD MORTGAGEE'S RIGHT TO ENTER LEASED PROPERTY.  The City and

SNA authorize each Leasehold Mortgagee to take possession of the Leased Property as necessary to effect Mortgagee's Cure and take any action(s) reasonably necessary to effect Mortgagee's Cure. A Leasehold Mortgagee's rights under this
Section 15.10 shall not constitute Control of the Leased Property or otherwise be construed to mean that such Leasehold Mortgagee has possession of the Leased Property.

     15.11 RIGHTS OF LEASEHOLD MORTGAGEE UPON ACQUIRING CONTROL. If any Leasehold Mortgagee or a purchaser at a foreclosure sale shall acquire Control of the Leased Property and shall cure all monetary defaults and proceed and continue to exercise Mortgagee's Cure Rights, then (i) any defaults by SNA that are not reasonably susceptible to being cured by the Leasehold Mortgagee (such as a bankruptcy of SNA) shall no longer be deemed defaults; and (ii) the City shall recognize any purchaser of the Leasehold Estate pursuant to a foreclosure sale under a Leasehold Mortgage, or any transferee of the Leasehold Estate under an assignment in lieu of foreclosure, or, if the Leasehold Mortgagee should be such purchaser or assignee, the Leasehold Mortgagee and any assignee of the Leasehold Mortgagee.

     15.12 OPTIONS TO RENEW OR EXTEND. Notwithstanding anything in this Operating Property Agreement to the contrary, if the time for SNA's exercise of any right, option or privilege under this Operating Property Agreement to extend or renew the Term shall have expired without SNA's exercise of such right, option or privilege, then the City shall provide written notice of such fact to each Leasehold Mortgagee, who shall have thirty (30) days from receipt of such notice to exercise such right, option or privilege, in SNA's name or in the name of Leasehold Mortgagee.

     15.13 PAYMENTS MADE BY LEASEHOLD MORTGAGEE. Any payment made by a Leasehold Mortgagee to the City to cure any claimed default shall be deemed to have been made "under protest" and without prejudice to SNA's or the Leasehold

Mortgagee's recovery of such payment if the City's claim of a default shall be determined to have been erroneous.

     15.14 ESCROW DEPOSITS, BONDS AND SECURITY. Notwithstanding anything in this Operating Property Agreement to the contrary, no escrow deposits, bonds or security (to the extent otherwise required under this Operating Property Agreement) shall be required pursuant to this Operating Property Agreement with respect to the performance of any obligation being undertaken or performed by any Leasehold Mortgagee (or a Leasehold Mortgagee's Agent). Nothing in this
Section 15.14 shall be deemed to require any Party to deliver escrow deposits, bond or security except to the extent, if any, expressly required by this Operating Property Agreement.

     15.15 OBLIGATIONS OF LEASEHOLD MORTGAGEE IN CONTROL OF THE LEASED
PROPERTY. Notwithstanding anything to the contrary contained herein, in the event that a Leasehold Mortgagee gains Control of the Leased Property or possession of the Leased Property or becomes the owner of SNA's leasehold estate in the Leased Property, such Leasehold Mortgagee shall have the right, but not the obligation, to terminate its obligations under Articles 8, 9 and 10 hereof with respect to the maintenance and restoration of the City's Reserved Fibers. In the event of such an election by the Leasehold Mortgagee, the City shall succeed to such obligations with respect to the maintenance and restoration of the City's Reserved Fibers, the City's obligation to reimburse its pro rata share of maintenance and insurance costs pursuant to Section 8.3 shall terminate, and the City and the Leasehold Mortgage shall cooperate in good faith to enter into a mutually acceptable agreement for joint maintenance of the Cable.

                                      ARTICLE 16

          LEASEHOLD MORTGAGEE'S RIGHT TO A NEW OPERATING PROPERTY AGREEMENT

     16.1 NEW OPERATING PROPERTY AGREEMENT. If this Operating Property Agreement shall terminate before its stated expiration date (including the Renewal Term, except to the extent that SNA elects in accordance with this Operating

Property Agreement not to exercise the Renewal Option) for any reason (including SNA's default or bankruptcy), then (in addition to any other or previous notice required to be given by the City to a Leasehold Mortgagee) the City shall, within thirty (30) days, give written notice of such termination to each Leasehold Mortgagee entitled to Leasehold Mortgagee protections under this Operating Property Agreement. The City shall, upon a Leasehold Mortgagee's request given within thirty (30) days after such Leasehold Mortgagee's receipt of such notice, enter into (and if the City fails to do so, shall be deemed to have entered into) a new lease of the Leased Property, effective as of the Termination Date, for the remainder of the Term (and the Renewal Term, if, when and as the Renewal Option shall have been or shall subsequently be exercised) on the same terms and provisions contained in this Operating Property Agreement, including all rights, options, or privileges of SNA under this Operating Property Agreement, but excluding any requirements that have already been performed or no longer apply (a "New Operating Property Agreement"), provided such Leasehold Mortgagee shall, at the time of execution and delivery of such New Operating Property Agreement, pay to the City any and all sums then due under this Operating Property Agreement as if this Operating Property Agreement had not been terminated. In no event, however, shall any Leasehold Mortgagee be required to cure a default of SNA that is not reasonably susceptible of being cured by the Leasehold Mortgagee. If a Leasehold Mortgagee enters into a New Operating Property Agreement, then such Leasehold Mortgagee shall pay all reasonable expenses, including reasonable attorneys' fees, court costs and disbursements, incurred by the City in connection with SNA's default and the termination of this Operating Property Agreement, the recovery of possession of the Leased Property, and the preparation, execution and delivery of the New Operating Property Agreement. The City's execution of such new Operating Property Agreement shall not be construed as a compromise or waiver of the City's position, as set forth in Section 6.2 of the UTS Participation Agreement, that the City has the authority to require the new tenant under the new Operating Property Agreement (the "New Tenant") to obtain a franchise from the City.

     16.2 FORM AND PRIORITY. Any New Operating Property Agreement shall be in recordable form. Such New Operating Property Agreement shall not be subject to any rights, liens, or interests other than those to which this Operating Property Agreement was subject at the time of its termination. The provisions of the immediately preceding sentence shall be self-executing.

     16.3 PENDENCY OF DISPUTE. If the City and the New Tenant disagree regarding any payment due the City in connection with execution of a New Operating Property Agreement, then New Tenant shall be deemed to have performed its payment obligation if such New Tenant: (a) pays the City the full amount not in controversy and (b) agrees to pay any additional sum ultimately determined to be due promptly upon such determination with interest at the Prime Rate. The parties shall cooperate to determine any disputed amount promptly in accordance with Article 11 of the UTS Participation Agreement.

     16.4 ASSIGNMENT OF CERTAIN ITEMS. Upon execution of a New Operating Property Agreement, the City shall assign to New Tenant all of the City's right, title and interest in and to all moneys (including insurance proceeds and Condemnation awards), if any, then held by, or payable to, the City that SNA would have been entitled to receive but for termination of this Operating Property Agreement.

                                      ARTICLE 17

               INTERACTION OF MORTGAGES WITH OTHER ESTATES AND PARTIES

     17.1 LEASEHOLD MORTGAGES AND OTHER ESTATES. A Leasehold Mortgage shall not encumber or in any other way affect the City's reversionary interest in the Leased Property or limit or restrict the City's rights and remedies under this Operating Property Agreement except as expressly provided in this Operating Property Agreement.

     17.2 LEASEHOLD MORTGAGEE'S AGENT. Any Leasehold Mortgagee may exercise its rights under this Operating Property Agreement, or perform any action permitted to be taken by a Leasehold Mortgagee under this Operating Property Agreement, through a Leasehold Mortgagee's Agent. A Leasehold Mortgagee's Agent shall be entitled to all the rights, privileges, and protections of Leasehold Mortgagees under this Operating Property Agreement.

     17.3 INTERACTION BETWEEN OPERATING PROPERTY AGREEMENT AND LEASEHOLD MORTGAGE. If a Leasehold Mortgagee's Leasehold Mortgage limits such Leasehold Mortgagee's exercise of any rights and protections provided for in this Operating Property Agreement, then as between SNA and such Leasehold Mortgagee the terms of such Leasehold Mortgage shall govern. SNA's default as mortgagor under a Leasehold Mortgage shall not constitute a default under this Operating Property Agreement except to the extent that SNA's actions or failure to act in and of itself constitutes a breach of this Operating Property Agreement.

     17.4 CONFLICTS BETWEEN MORTGAGEES. If more than one Leasehold Mortgagee desires to exercise Mortgagee's Cure Rights or the right to obtain a New Operating Property Agreement, or if more than one Leasehold Mortgagee desires to exercise any other right or privilege provided for Mortgagees under this Operating Property Agreement, then the party against whom such rights or privileges are to be exercised shall be required to recognize either: (a) only the Leasehold Mortgagee that desires to exercise such right or privilege and whose Leasehold Mortgage is most senior in lien (as against other Leasehold Mortgages of its type) or (b) such other Leasehold Mortgagee, as has been designated in writing by all Leasehold Mortgagees, to exercise such right or privilege. Priority of Leasehold Mortgages shall be conclusively evidenced either by (a) the report or certificate of a title insurance company licensed to do business in California or (b) joint written instructions of all Leasehold Mortgagees.

                                      ARTICLE 18

                                      BANKRUPTCY

     18.1 AFFECTING SNA. If SNA (as debtor in possession) or a trustee in bankruptcy for SNA rejects this Operating Property Agreement in connection with any proceeding involving SNA under the United States Bankruptcy Code or any similar state or federal statute for the relief of debtors (a "Bankruptcy Proceeding"), then the City agrees for the benefit of each and every Leasehold Mortgagee that such rejection shall be deemed SNA's assignment of the Operating Property Agreement to SNA's Leasehold Mortgagee(s), in the nature of an assignment in lieu of foreclosure. Upon such deemed assignment, this Operating Property Agreement shall not terminate and each Leasehold Mortgagee shall continue to have all the rights of a Leasehold Mortgagee under this Operating Property Agreement as if the Bankruptcy Proceeding had not occurred. If any court of competent jurisdiction shall determines that this Operating Property Agreement shall have been terminated notwithstanding the deemed assignment provided for in place of rejection of this Operating Property Agreement, then SNA's Leasehold Mortgagees shall continue to be entitled to a New Operating Property Agreement as provided in this Operating Property Agreement.

     18.2 AFFECTING THE CITY. If the City (as debtor in possession) or a trustee in bankruptcy for the City rejects this Operating Property Agreement in connection with any Bankruptcy Proceeding involving the City, then:

           18.2.1 SNA shall not have the right to elect to treat this Operating Property Agreement as terminated except with the prior written consent of each and every Leasehold Mortgagee whose recorded Leasehold Mortgage requires such consent by the applicable Leasehold Mortgagee.

           18.2.2 If SNA does not properly elect to treat this Operating Property Agreement as terminated, then this Operating Property Agreement shall continue in effect without change upon all the same terms and conditions as are set forth in this

Operating Property Agreement, including provisions relating to rent, options and New Operating Property Agreements. Thereafter, SNA and its successors (including Leasehold Mortgagees) shall be entitled to offset against Rent any damages arising from such rejection, in accordance with applicable law governing the Bankruptcy Proceeding, and any such offset properly made shall not be a default.

           18.2.3 The lien of any Leasehold Mortgage that was in effect before the rejection of this Operating Property Agreement shall extend to SNA's continuing possessory rights with respect to the Leased Property following such rejection, with the same priority as it would have enjoyed had such rejection not taken place.

                                      ARTICLE 19

                                   QUIET ENJOYMENT

           The City covenants that, so long as this Operating Property
Agreement has not been terminated, SNA shall and may peaceably and quietly have, hold and enjoy the Leased Property for the Term without molestation or disturbance by or from the City or anyone claiming by or through the City or having title to the Leased Property paramount to the City, and free of any encumbrance created or suffered by the City, except Permitted Exceptions.

                                     ARTICLE 20

                           REPRESENTATIONS AND WARRANTIES

           The City represents and warrants to SNA the following:

     20.1 TITLE TO LEASED PROPERTY. The City owns good and marketable title to the Leased Property, free and clear of any mortgages, debts, liens or other encumbrances, except for the liens, encumbrances and other matters to be approved by SNA according to the criteria, and upon the completion of the City's activities, as described in Section 5.13 of the UTS Participation Agreement (the "Permitted Exceptions"). The Parties shall attach as APPENDIX 5 to this Operating Property Agreement a list of the Permitted Exceptions as soon as they are determined. To the knowledge of the City, the Leased Property conforms in all material respects to Applicable Law and to the description contained in APPENDIX 2 attached hereto, and meets the test and performance specifications described in APPENDIX 3 attached hereto. The Leased Property and the rights therein being leased to SNA as provided herein are sufficient to permit SNA to use, access, repair, maintain and replace the Cable as a continuous and contiguous loop as contemplated pursuant to the UTS Participation Agreement, and SNA's intended use of the Cable will not constitute an overburdening of any easement, license or other similar right or interest of the City with respect to the Leased Property.

     20.2 NO LITIGATION. There is no existing or, to the City's knowledge, pending or threatened litigation, suit, action or proceeding, including condemnation proceedings, before any court or administrative agency affecting the City, any constituent entity or individual of the City, or the Leased Property that would, if adversely determined, adversely affect the City or the Leased Property or SNA's ability to develop, own and operate the UTS.

     20.3 GENERAL ORDER COMPLIANCE. The Cable was constructed by the City in compliance with all applicable laws and regulations, including without limitation California Public Utilities Commission General Orders 95 and 128.

                                      ARTICLE 21

                                    FORCE MAJEURE

           SNA's obligation to perform or observe any term, condition, covenant or agreement on SNA's part to be performed or observed pursuant to this Operating Property Agreement (other than SNA's obligation to pay any item of Rent when due) shall be suspended during such time as such performance or observance is prevented or delayed by reason of any Unavoidable Delay.

                                      ARTICLE 22

                                  DEFAULT; REMEDIES

     22.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following shall be deemed to be an event of default ("Event of Default") by a Party in the performance of its duties and obligations arising under this Operating Property Agreement.

           22.1.1 A Party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of creditors, or suffers or fails to pay and discharge within ninety (90) days of entry any final judgment (after exhaustion of any period of appeals) by any court in an amount of One Hundred Thousand Dollars ($100,000.00) or more.

           22.1.2 A Party files, or there is filed against a Party, a petition to have such Party adjudicated a bankrupt, or a petition for a reorganization or arrangement under any law relating to bankruptcy or insolvency, unless the same is dismissed within ninety (90) days after the date on which the same is instituted.

           22.1.3 A Person (other than the other Party) obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting a Party from performing under this Operating Property Agreement, and such decree is not vacated within ninety (90) days after the granting thereof.

           22.1.4 The assets of a Party are assumed by a trustee or other person pursuant to a judicial proceeding, unless possession or control of its assets is returned to such Party within ninety (90) days.

           22.1.5 A Party breaches or defaults in the performance of any of such Party's material duties or obligations arising under this Operating Property Agreement involving the payment of money, and after receiving written notice thereof from the other Party, fails within thirty (30) days from receipt of such notice to have fully cured and corrected such breach or default.

           22.1.6 A Party breaches or defaults in the performance of any of such Party's material duties or obligations arising under this Operating Property Agreement that do not involve the payment of money, and after receiving written notice thereof from the other Party, fails within sixty (60) days from receipt of such notice to have fully cured and corrected such breach or default.

           22.1.7 Any representation, warranty, certification or statement made by a Party in this Operating Property Agreement shall prove to have been incorrect in any material respect when made.

     22.2 WAIVER. No waiver of any Event of Default shall be valid or effective unless in writing and signed by the waiving Party. Any waiver of any one Event of Default shall not constitute, or be construed as creating, a waiver of any other Event of Default.

     22.3 REMEDIES. Upon the occurrence of an Event of Default, but subject to the requirement that disputes be arbitrated, as set forth in Article 11 of the UTS Participation Agreement, the non-defaulting Party shall have all remedies available at law or in equity, except as specifically provided herein.

           22.3.1 The City's sole remedies for SNA's default shall be the recovery of actual damages, specific performance, or injunctive relief. The City shall not be entitled to recover consequential, special, exemplary or punitive damages.

           22.3.2 Notwithstanding anything to the contrary contained in this Operating Property Agreement, the City agrees that it shall look solely to the estate and property of SNA for the enforcement of any judgment (or other judicial decree) requiring the payment of money by SNA, or any shareholder, partner, director, officer, employee or agent of SNA to the City by reason of any default or breach by SNA in the performance of its obligations under this Operating Property Agreement.

                                      ARTICLE 23

                                      NO BROKER

     The City and SNA each represents and warrants that it did not engage any broker or finder in connection with this Operating Property Agreement and that no Person is entitled to any commission or finder's fee on account of any agreements or arrangements made by such Party with any broker or finder. Each Party shall indemnify the other Party against any breach of the foregoing representation by the indemnitor.

                                      ARTICLE 24

                                       WAIVERS

     24.1 NO WAIVER. Failure of either Party to complain of any act or omission on the part of the other Party shall not be deemed a waiver by the noncomplaining Party of any of its rights under this Operating Property Agreement. No waiver by either Party at any time, express or implied, of any breach of any provisions of this Operating Property Agreement shall be a waiver of a breach of any other provision of this Operating Property Agreement or a consent to any subsequent breach of the same or any other provision. No acceptance by the City of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.

     24.2 NO CITY LIEN. The City confirms and acknowledges that the City has no lien or security interest in any personal property of SNA located in, on or about the Leased Property, and that such personal property shall not constitute security for payment of any Rent.

                                      ARTICLE 25

                      MEMORANDUM OF OPERATING PROPERTY AGREEMENT

           The parties shall promptly execute, acknowledge and record a memorandum of this Operating Property Agreement.

                                      ARTICLE 26

                                ESTOPPEL CERTIFICATES

     26.1 RIGHTS OF EACH PARTY. At any time and from time to time, upon not less than ten (10) Business Days' prior written request (an "Estoppel Certificate Request") by either Party to this Operating Property Agreement (the "Requesting Party"), the other Party to this Operating Property Agreement (the "Certifying Party") shall execute, acknowledge and deliver to the Requesting Party (or directly to a third party whose name and address are provided by the Requesting Party) (a "Third

Party") up to four (4) original counterparts of an Estoppel Certificate. An Estoppel Certificate Request shall not be valid unless accompanied by: (a) up to four (4) counterparts of a proposed form of Estoppel Certificate reflecting present facts and circumstances at the time of the Estoppel Certificate Request; and (b) a certificate by the Requesting Party that to the best of the Requesting Party's knowledge the proposed form of Estoppel Certificate is substantially correct and omits no material information required to be disclosed in such Estoppel Certificate. Any Estoppel Certificate may be relied upon by any Third Party to whom an Estoppel Certificate is required to be directed.

     26.2  FAILURE TO EXECUTE ESTOPPEL CERTIFICATE.  If (i) the Requesting
Party delivers an Estoppel Certificate Request to the Certifying Party in accordance with the notice provisions of this Operating Property Agreement and
(ii) ten (10) Business Days have elapsed from the effectiveness of such Estoppel Certificate Request and during such period the Certifying Party has failed to execute and deliver to the Requesting Party (or its attorneys or the Third Party(ies) designated by such Requesting Party) the Estoppel Certificate counterpart(s) provided by the Requesting Party, setting forth with reasonable specificity any alleged exceptions to the statements required to be contained in such Estoppel Certificate, then the Certifying Party shall be deemed for all purposes, whether or not this Operating Property Agreement has been terminated or is otherwise in full force and effect, to have executed and delivered to the Third Party and the Requesting Party an Estoppel Certificate, dated as of the effective date of the Estoppel Certificate Request, in the form submitted by the Requesting Party to the Certifying Party.

                                      ARTICLE 27

                                    MISCELLANEOUS

     27.1 NOTICES. All notices permitted or required to be given to SNA or the City pursuant to this Operating Property Agreement shall be given in the manner described in Section 18.1 of the UTS Participation Agreement.

     27.2 REASONABLENESS. Wherever this Operating Property Agreement states that approval by either Party shall not be unreasonably withheld: (a) such approval shall not be unreasonably delayed or conditioned; and (b) no withholding of approval shall be deemed reasonable unless withheld by notice specifying reasonable grounds, in reasonable detail, for such withholding of approval, and indicating specific reasonable changes in the proposal under consideration that would cause such proposal to be acceptable.

     27.3 DOCUMENTS IN RECORDABLE FORM. Wherever this Operating Property Agreement requires either Party to deliver to the other a document in recordable form, both Parties shall be deemed to have consented to the recording of such document, at the sole expense of the Party that elects to record it.

     27.4 FURTHER ASSURANCES. Each Party agrees to execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the Parties with respect to SNA's leasing of the Leased Property from the City, as set forth in this Operating Property Agreement. Without limiting the generality of this Section, upon request at any time or from time to time any Party shall execute and deliver to the other: (a) additional counterparts of this Operating Property Agreement or any related documents, provided such additional counterparts are prepared at the expense of the Party requesting them; and (b) such documentation as any title insurance company shall require to evidence such matters as due formation, authorization and execution of the Operating Property Agreement on the part of the Party of whom the request is made.

     27.5 PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to the amount of any payment to be made by a Party to the other under this Operating Property Agreement, then the Party against whom the obligation to pay is asserted shall pay the entire amount billed, but shall have the right to make payment "under protest." Such payment shall not be regarded as a voluntary payment. The Party making the payment shall continue to have the right to seek recovery of such sum.

To the extent that it shall be determined that the Party making the payment "under protest" was not required to make such payment, such Party shall be entitled to recover such sum or so much of such sum as such Party was not legally required to pay pursuant to this Operating Property Agreement, together with interest on such overpayment at 6.65% per annum.

     27.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Operating Property Agreement shall be deemed to confer upon any Person (other than the City, SNA or Leasehold Mortgagees) any right to insist upon, or to enforce against the City or SNA, the performance or observance by either Party of its obligations under this Operating Property Agreement.

     27.7 INTERPRETATION. No inference in favor of or against any Party shall be drawn from the fact that such Party has drafted any portion of this Operating Property Agreement. The Parties have both participated substantially in the negotiation, drafting and revision of this Operating Property Agreement with representation by counsel and such other advisers as they have deemed appropriate. The words "include" and "including" shall be construed to be followed by the words: "without limitation."

     27.8 DELIVERY OF DRAFTS. Neither the City nor SNA shall be bound by this Operating Property Agreement unless and until each Party shall have executed at least one counterpart of this Operating Property Agreement and delivered such executed counterpart to the other Party. The submission of draft(s) of this Operating Property Agreement or comment(s) on such drafts shall not bind either Party in any way and such draft(s) and comment(s) shall not be considered in interpreting this Operating Property Agreement.

     27.9 CAPTIONS. The captions of this Operating Property Agreement are for convenience and reference only and in no way affect this Operating Property Agreement.

     27.10 CUMULATIVE REMEDIES. Subject to the requirement that all disputes be arbitrated as provided in Article 11 of the UTS Participation Agreement and subject to the express limitations set forth in this Operating Property Agreement, the remedies to which either Party may resort under this Operating Property Agreement are cumulative and are not intended to be exclusive of any other remedies to which such Party may lawfully be entitled in the event of any breach or threatened breach by the other Party of any provision of this Operating Property Agreement.

     27.11 ENTIRE AGREEMENT. This Operating Property Agreement contains all the terms, covenants and conditions relating to SNA's leasing of the Leased Property.

     27.12 AMENDMENT. Any modification or amendment to this Operating Property Agreement must be in writing signed by the City and SNA and consented to by any Leasehold Mortgagee(s) having the right to consent to amendments or modifications of this Operating Property Agreement pursuant to the terms of this Operating Property Agreement.

     27.13 PARTIAL INVALIDITY. If any term or provision of this Operating Property Agreement or the application of such term or provision to any Party or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Operating Property Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity, and each remaining term and provision of this Operating Property Agreement shall be valid and be enforced to the fullest extent permitted by Applicable Law.

     27.14 SUCCESSORS AND ASSIGNS. This Operating Property Agreement shall bind and benefit the City and SNA and their successors and assigns, but the foregoing shall not limit or supersede any transfer restrictions contained in this Operating Property Agreement.

     27.15 GOVERNING APPLICABLE LAW. This Operating Property Agreement and its interpretation and performance shall be governed, construed and regulated by the Applicable Law of the State of California, without regard to principles of conflict of

Applicable Law.

     27.16 OBLIGATION TO PERFORM. Wherever this Operating Property Agreement requires any Party to perform any obligation, such Party shall be entitled to discharge such obligation by causing it to be performed by some other Person, but the foregoing shall in no way limit, restrict or excuse the City's or SNA's obligations under this Operating Property Agreement or the restrictions on assignment, conveyance or transfer contained in this Operating Property Agreement.

     27.17 COUNTERPARTS. This Operating Property Agreement may be executed in counterparts.

     27.18 TIME PERIODS. Whenever this Operating Property Agreement requires either Party to perform any action within a specified period, or requires that a particular event occur within a specified period, if the last day of such period is not a Business Day, then the period shall be deemed extended through the close of business on the first Business Day following such period as initially specified. This paragraph shall in no event delay or defer the effective date of any Rent adjustment or the commencement of any period with respect to which interest on a payment shall accrue.

     27.19 NEGATION OF PARTNERSHIP. The covenants, obligations and liabilities of the Parties intended to be several and not joint or collective and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the Parties. Each Party shall be individually responsible for its own covenants, obligations and liabilities as herein provided. No Party shall be under the control of or power to bind to any other Party without its express written consent, except as expressly provided in this Operating Property Agreement.

                              SNA:

                              SPECTRANET ANAHEIM, a California corporation


                              By:       /s/  Renney E. Senn
                                    -------------------------------------------
                              Name:     Renney E. Senn
                                    -------------------------------------------
                              Title:    CEO
                                    -------------------------------------------

                              THE CITY OF ANAHEIM, a municipal corporation


                              By:       /s/  Edward K. Aghjayan
                                    -------------------------------------------
                              Name:     Edward K. Aghjayan
                                    -------------------------------------------
                              Title:    General Manager
                                    -------------------------------------------

ATTEST:


  /s/  Leonora N. Sohl
---------------------------
     City Clerk

APPROVED AS TO FORM:


  /s/  Lucina Lea Moses
---------------------------
  Assistant City Attorney

                                     APPENDIX 1

                             GLOSSARY OF DEFINED TERMS

                                    APPENDIX NO. 1


                              GLOSSARY OF DEFINED TERMS



     1. "ADMINISTRATIVE COMMITTEE" is defined in Section 9.1.1 of the UTS Participation Agreement.

     2. "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns ten percent (10%) or more of the equity interest in the Person specified or ten percent (10%) or more of any class of voting securities of the Person specified.

     3. "AGREEMENT CONCERNING NON-DISCLOSURE OF CONFIDENTIAL INFORMATION" means that certain Agreement Concerning Non-Disclosure of Confidential Information dated as of February 25, 1997 by and between the City, SNI and SNA, relating to the protection of confidential and proprietary information, as the same may be amended, modified or supplemented from time to time.

     4. "AGREEMENT FOR USE OF OPERATING PROPERTY" means that certain Agreement for Use of Operating Property dated as of February 25, 1997 by and between the City and SNA, relating to the Cable, as the same may be amended, modified or supplemented from time to time.

     5. "ANNUAL COMPLIANCE AUDIT" means an annual review to be performed by the City's staff for purposes of determining whether the operations of the UTS conform to the requirements of the Project Agreements.

     6. "ANNUAL OPERATIONS AUDIT" means an annual audit of the operations of the UTS to be prepared by the Independent Accountant in a form sufficient to satisfy the requirements of each of SNA, the City, SNI, any Governmental Authorities with regulatory jurisdiction over the UTS and any Lenders.

     7. "APPLICABLE LAW" means any law, statute, ordinance, regulation, rule, notice requirement, court decision, agency guideline, principle of law and order of any Governmental Authority, including without limitation, those related to energy, the environment, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment, and wages and hours.

     8. "APPRAISED VALUE" means the appraised value of all of the issued and outstanding stock of SNA, determined as provided in Section 12.2 of the UTS Participation Agreement.

     9. "AUDIT COMMITTEE" is defined in Section 9.1.2 of the UTS Participation Agreement.

     10. "BANKRUPTCY PROCEEDINGS" is defined in Section 18.1 of the Agreement for Use of Operating Property.

     11. "BONA FIDE FORECLOSURE TRANSACTION" means a judicial or nonjudicial foreclosure, or a conveyance in lieu of foreclosure, or other similar action, proceeding or transaction undertaken by a Lender to enforce its rights and remedies following a default by SNA, SNI or any of their Affiliates under any Credit Document or with respect to any Debt, and not undertaken merely for the purpose of terminating the City's rights to receive payments under one or more of the Project Agreements. A Bona Fide Foreclosure Transaction would terminate any ownership interest in the UTS of SNA, SNI or any of their Affiliates.

     12. "BUSINESS DAY" means any weekday on which banks in California are generally open for the conduct, with bank personnel, of regular banking business.

     13. "CABLE" is defined in Section 2.1.1 of the Agreement for Use of Operating Property.

     14. "CAPITAL IMPROVEMENTS" means a change in or replacement of a partially completed or completed portion of the UTS, or the enlargement or betterment of the UTS or any portion thereof, or any other addition to or improvement of the UTS or any portion thereof, which change, replacement, enlargement, betterment, addition or improvement would be capitalized in accordance with GAAP.

     15. "CITY" means the City of Anaheim, a charter city organized under the laws of the State of California.

     16. "CITY'S BACKBONE LOOP" is defined in Section 5.13 of the UTS Participation Agreement.

     17. "CONDEMNATION" means any taking of property by condemnation or by exercise of any right of eminent domain, or by any similar proceeding or act of any Governmental Authority.

     18. "CONSTRUCTION DRAWINGS AND SPECIFICATIONS" means final drawings and specifications containing sufficient detail to support the issuance of required building permits by the City and any other Governmental Authority with jurisdiction.

     19. "CONSTRUCTION WORK" means all engineering, design, contract preparation, purchasing, construction, supervision, negotiation, preparation and performance of construction agreements, acquisition of land rights, expediting, inspection, accounting, testing and start-up for each Phase of the UTS and preparation of operating and equipment manuals, quality assurance manuals, all reports required by Governmental Authorities and the conduct of hearings, conferences and other activities incidental to obtaining all necessary Permits for the design, construction, development and operation of each Phase.

     20. "CONSUMER PRICE INDEX" means the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Items, Urban Wager Earners, Los Angeles-Anaheim-Riverside (1982-84 = 100), as published monthly. If at any time said Consumer Price Index shall not exist, the Parties shall substitute the official index published by the United States Department of Labor, Bureau of Labor Statistics or any successor or similar governmental agency as may then be in existence which is most nearly equivalent thereto.

     21. "CREDIT DOCUMENTS" means any credit documents now existing or hereinafter entered into by SNA for the purpose of evidencing or securing loans or other Debt from Lenders to SNA that are related to the design, construction, development or operation of the UTS.

     22. "CUSTOMER" means any Person who executes a Service Agreement with SNA as a retail purchaser of UTS services.

     23. "DEBT" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the sale or substantially similar securities (or property),
(f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advances under a letter of credit or other instrument, (g) all Debt of others secured by a lien or other encumbrance on any asset of such Person, whether or not such Debt is assumed by such Person, and (h) all Debt of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

     24. "DEBT SERVICE" means, for any period, all fees, principal and interest payments payable pursuant to any Debt.

     25. "DEFINED SERVICE AREA" means, for each Phase, the geographic area that will be served by the UTS upon substantial completion of that Phase, as shown on Appendix 4 to the UTS Participation Agreement.

     26. "DESIGNATED REPRESENTATIVE" means the person designated from time to time by the City, SNA and SNI, as applicable, as having the right to grant or withhold approvals, receive notices and information and act on behalf of the designating party. The City's initial Designated Representative is _____________. SNA's initial Designated Representative is G. Bradford Saunders. SNI's initial Designated Representative is G. Bradford Saunders. Any Party may change its Designated Representative from time to time by written notice to the other Parties given as provided in the UTS Participation Agreement.

     27. "DEVELOPMENT FEE AGREEMENT" means that certain Development Fee Agreement dated as of February 25, 1997 by and between SNI and the City.

     28. "ESTOPPEL CERTIFICATE" means a statement in writing containing all (or, at the option of the Requesting Party, only some) of the statements set forth in the form attached to the Agreement for Use of Operating Property and containing such additional information relating to the Agreement for Use of Operating Property and the Leased Property as the Requesting Party shall reasonably specify.

     29. "ETHERNET CONNECTION" means a local area network and data-link protocol based on a packet frame, operating at 10Mbps, with multiple devices sharing access to the link.

     30. "EVENT OF DEFAULT" is defined in Section 10.1 of the UTS Participation Agreement.

     31. "FINANCING" means any mortgage financing, project financing, refinancing or borrowing, whether secured or unsecured, to finance the cost of the design, construction or operation of the UTS.

     32. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the UTS Participation Agreement.

     33. "GOVERNMENTAL AUTHORITY" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity.

     34. "GOVERNMENTAL RATE" means the rate for UTS services that is equal to the lowest rate charged in the City by SNA or any other competitive provider of universal telecommunications services to the largest volume private customers purchasing a comparable package of telecommunications services, but not be less than SNA's actual cost of providing such UTS services to the City.

     35. "GROSS REVENUES" means, for any period, all revenues accrued by SNA with respect to the operation of the UTS during such period that are attributable to (a) fees for access rights and other services sold by SNA to UTS Customers located within the City, (b) installation charges paid by UTS Customers located within the City, (c) interconnection charges paid to SNA by Users to access customers of said Users located within the City, (d) the lease or re-sale of lines or circuit paths to Users to access customers of said Users located within the City or to utilize the UTS to traverse the City, and (e) the lease to Customers located within the City of Customer premises equipment which is not generally available and which is required by SNA as a condition of service. "Gross Revenues" excludes any revenues collected on behalf of Users as collections or billing agent, interest earned, bad debts, revenues collected on behalf of other service providers, and the proceeds of any Financing.

     36. "HIGH LEVEL DESIGN DOCUMENTS" means schematic drawings depicting, by reference to streets or other geographic elements, service area boundaries, all overhead fiber optic cable, all underground ductbanks of fiber optic cable, all backbone splice points, all central control points, all distribution enclosures, all access enclosures and all splice/distribution boxes.

     37. "IMPOSITIONS" means all taxes, special and general assessments, pole usage fees, right-of-way fees, rates and charges and other impositions and charges of every kind and nature whatsoever with respect to the Leased Property, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property (other than on account of any actions or omissions of the City or conditions existing on, at or with respect to the Leased Property before the date of the Agreement for Use of Operating Property) by or for the benefit of any Governmental Authority with respect to any period during the term of the Agreement for Use of Operating Property, together with any taxes and assessments that may be levied, assessed or imposed by the State of California or by any political or taxing subdivision of the State of California upon the gross income arising from any rent or in lieu of or as a substitute, in whole or in part, for taxes and assessments imposed upon or related to the Leased Property and commonly known as real estate taxes. The term "Impositions" shall, however, not include any of the following, all of which the City shall pay before delinquent or payable only with a penalty:
(a) if any portion of the Leased Property is taxed or assessed together with other property, any taxes and other Impositions reasonably allocable to any portion of such property other than the Leased Property, in accordance with the applicable provisions of the Agreement for Use of Operating Property, (b) any charges that would not have been payable but for any act or omission of the City or conditions existing on, at or with respect to the Leased Property before the date of the Agreement for Use of Operating Property, (c) any charges that are levied, assessed or imposed against the Leased Property during the term of the Agreement for Use of Operating Property based on the recapture or reversal of any previous tax abatement or tax subsidy, or compensating for any previous tax deferral or reduced assessment or valuation, or based on a miscalculation or misdetermination of any charge(s) of any kind imposed or assessed with respect to the Leased Property, relating to any period(s) before the date of the Agreement for Use of Operating Property, and (d) interest, penalties and other charges with respect to items (a) through (c).

     38. "INCOME TAX EXPENSE" means, for each of SNA's fiscal years, SNA's federal and state income tax expense on SNA's income for such fiscal year, computed in accordance with GAAP and calculated on a stand-alone basis.

     39. "INITIAL IMPLEMENTATION PROGRAM" means the general procedures for the design and construction of Phase IA, as set forth on Appendix 6 attached to the UTS Participation Agreement.

     40. "LEASED PROPERTY" is defined in Section 2.1 of the Agreement for Use of Operating Property.

     41. "LEASEHOLD ESTATE" means SNA's leasehold estate arising under the Agreement for Use of Operating Property, upon and subject to all the terms and conditions of the Agreement for Use of Operating Property, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

     42. "LEASEHOLD MORTGAGE" means any mortgage, deed of trust, deed to secure debt, assignment, security interest, pledge, financing statement or any other instrument(s) or agreement(s) intended to grant security for any obligation (including a purchase-money or other promissory note) encumbering the Leasehold Estate, as entered into, renewed, modified, consolidated, amended, extended or assigned from time to time during the Term. A "Leasehold Mortgage" also includes certain agreements entered into in connection with a "sale and leaseback" transaction, as described in the text of the Agreement for Use of Operating Property.

     43. "LEASEHOLD MORTGAGEE" means the holder of a Leasehold Mortgage. A "Leasehold Mortgagee" also includes certain parties to "sale and leaseback" transactions, as described in the text of the Agreement for Use of Operating Property.

     44. "LEASEHOLD MORTGAGEE'S AGENT" means any agent, designee or nominee of a Leasehold Mortgagee, provided that such agent, designee or nominee is a wholly owned subsidiary, full time employee, or legal counsel of the Leasehold Mortgagee. A Leasehold Mortgagee that is not an Institutional Lender shall not be entitled to designate a Leasehold Mortgagee's Agent.

     45. "LENDER" means any Person(s), including bondholder(s) and Affiliates, providing debt financing for the design, construction or operation of the UTS or any matter related thereto, including without limitation, any trustee or collateral agent appointed by any such Lender to represent its interests, and including the Lenders in connection with the Phase IA Financing and the Project Financing.

     46. "LICENSE AGREEMENT" means any license agreement which is executed by the City and SNA as contemplated pursuant to Section 8.1 of the UTS Participation Agreement.

     47. "MINIMUM RESERVE" means a reserve in the amount of $6,000,000 to be used to fund Debt Service shortfalls and to fund Capital Improvements approved by the Administrative Committee pursuant to Article 9 of the UTS Participation Agreement.

     48. "MUNICIPAL SERVICES" means all current and future applications for the City's own use, including energy management, automated meter reading, demand side management, geographic information systems, computer networks, voice, data and video applications and other similar applications which are not competitive with SNA's commercial operation of the UTS.

     49. "NET REVENUE" means, for any period, all Gross Revenues for such period minus Operating Expenses for such period and the other amounts described in Sections 6.4.1 through 6.4.4 of the UTS Participation Agreement.

     50. "OFF-UTS SERVICE" means service provided by SNA using the facilities of third party carriers.

     51. "OPERATING EXPENSES" means, for any period, an amount equal to the reasonable and necessary costs of repairing, maintaining administering and operating the UTS during such period, calculated on an accrual basis (including principal amortization payments with respect to Debt but excluding depreciation), including without limitation each of the following:

          (a)  Amounts payable to the City pursuant to Sections 6.1, 6.2 and
               6.3.2 of the UTS Participation Agreement;

          (b) the cost of the Annual Compliance Audit and the Annual Operations Audit;

          (c)  Debt Service;

          (d)  Taxes (other than Income Tax Expense);

          (e)  Insurance expenses;

          (f)  Employment expenses;

          (g)  SNI Reimbursable Costs;

          (h)  Funds necessary to create or replenish Reserve Accounts;

          (i)  Accumulated losses from previous periods, if any;

          (j) Any costs or expenses associated with Capital Improvements, to the extent not paid with Financing proceeds; and

          (k)  Selling, general and administrative expenses.

     52. "OPTION EXERCISE NOTICE" is defined in Section 12.1 of the UTS Participation Agreement.

     53. "PARTIAL COMPLETION" means forty-four percent (44%) of Substantial Completion.

     54. "PATCH PANEL" means a panel where fiber optic cable strands from different cables connect.

     55. "PAYMENT DATE" means each April 30, July 31, October 31 and January 31, or the next succeeding Regular Business Day if such date is not a Regular Business Day.

     56. "PERMITTED EXCEPTION" is defined in Section 20.1 of the Agreement for Use of Operating Property.

     57. "PERMITTED INVESTMENTS" means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; (b) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any agency or instrumentality of the United States; (c) interest-bearing demand or time deposits (including certificates of deposit) which are either
(i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks and savings and loan associations, having general obligations rated at least "AA" or equivalent by S&P or Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested; or (d) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof.

     58. "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any agency or political subdivision thereof or any other entity.

     59.  "PHASE" means any of Phase IA, Phase IB or Phase II.

     60.  "PHASE I" is defined in Section 3.1 of the UTS Participation
Agreement.

     61.  "PHASE IA" is defined in Section 3.1 of the UTS Participation
Agreement.

     62. "PHASE IA FINANCING" is defined in Section 4.2 of the UTS Participation Agreement.

     63.  "PHASE IB" is defined in Section 3.1 of the UTS Participation
Agreement.

     64.  "PHASE IB FINANCING" is defined Section 4.3 of the UTS
Participation Agreement.

     65.  "PHASE II" is defined in Section 3.1 of the UTS Participation
Agreement.

     66. "PHASE II FINANCING" is defined in Section 4.4 of the UTS Participation Agreement.

     67. "PROJECT AGREEMENTS" means the UTS Participation Agreement, the Agreement for Use of Operating Property, the Agreement Concerning Non-Disclosure of Confidential Information, the License Agreement and the Development Fee Agreement, and any other agreement hereafter executed by the City and SNA and/or SNI that is designated by the parties as a Project Agreement.

     68. "RECOURSE CLAIMS" means only the following claims arising under the Agreement for Use of Operating Property during the Term (or as otherwise indicated): (a) liability for willful actual fraud; (b) liability for misapplication of security deposits, insurance proceeds, condemnation awards or refunds of Impositions that may come into a party's control whether during or after the Term; (c) liability of the City on account of the City's failure to remit Impositions in accordance with

SNA's instructions when SNA has paid such Impositions to the City to be remitted to the third party entitled to payment; (d) liability of the City on account of the City's breach of its representations and warranties as to its title to the Cable, the nonexistence of Cable Mortgages, the City's title to the Leased Property or tenants of the Leased Property on the Commencement Date; and (e) if the Leased Property is not a separate tax lot, then the City's obligation to make Tax Reimbursement Payments.

     69. "RENT" means all Guaranteed Rent and other amounts payable by SNA to the City pursuant to the Agreement for Use of Operating Property.

     70. "RESERVE ACCOUNTS" means the Minimum Reserve and any other reserve accounts established pursuant to Section 9.2.13 of the UTS Participation Agreement or as required by any of the Credit Documents.

     71. "SCHEDULE OF PERFORMANCE" means the document attached to the UTS Participation Agreement as Appendix 2 for the purpose of describing the general schedule for the build-out of the UTS.

     72. "SCOPE OF UTS" means the document attached to the UTS Participation Agreement as Appendix 5 for the purpose of describing the general specifications of the UTS.

     73. "SERVICE AGREEMENT" means a written contract between SNA and a Customer or User whereby the Customer or User subscribes for UTS services.

     74.  "SNA" means SpectraNet Anaheim, a California corporation.

     75.  "SNI" means SpectraNet International, a California corporation.

     76. "SNI REIMBURSABLE COSTS" means the amount necessary to reimburse SNI and its Affiliates (other than SNA) for actual allocated corporate expenses directly attributable to the development and operation of the UTS, including without limitation, the costs and expenses related to engineering, marketing, negotiations with vendors and Users, and allocated staff time.

     77. "SUBSEQUENT IMPLEMENTATION PROGRAM" means the general procedures for the design and construction of components of the UTS facilities, as created from time to time by SNA as construction of the UTS progresses, in the form set forth on Appendix 7 attached to the UTS Participation Agreement.

     78. "SUBSTANTIAL COMPLETION" means the substantial completion of the Construction Work such that (a) the UTS is operational and achieving the minimum performance specifications established in the Scope of UTS, and (b) at least 90% of the UTS facilities depicted in the Scope of UTS (with substitutions counted based on the linear footage of the modified facilities) have been constructed.

     79. "TELECOMMUNICATIONS ACCESS AND UTILIZATION FUND" means a financial account established by the City into which SNA shall make payments pursuant to Section 6.5.4 of the UTS Participation Agreement. The Telecommunications Access and Utilization Fund will be administered at the City's sole discretion and its purpose is to foster access to the local and national information infrastructure.

     80. "TELECOMMUNICATIONS ECONOMIC DEVELOPMENT FUND" means a financial account established by the City into which SNA shall make payments pursuant to Section 6.5.5 of the UTS

Participation Agreement. The Telecommunications Economic Development Fund will be administered at the City's sole discretion and its purpose is to foster access to assist the City in its efforts at attracting and retaining businesses with high-data and high-technology characteristics.

     81. "UNAVOIDABLE DELAY" means any cause beyond the control of the party affected, including without limitation, the following:

               (a) failures of or threats of failure of facilities, including any component of the UTS;

                (b) floods, earthquakes, tornadoes, storms, fires, lightning, epidemics or other casualties;

               (c)  acts of war, riots, civil disturbances or disobediences;


               (d) labor disputes, labor or material shortages or acts of sabotage;

               (e)  restraint by court order or Governmental Authority;


               (f) action or non-action by or failure to obtain the necessary Permits, authorizations or approvals from any Governmental Authority, or

               (g) the adoption, enactment or application of any law, regulation or other legal requirement of any Governmental Authority not existing or not applicable as of the date hereof, or any change in such law, regulation or other legal requirement, but not including any such legal requirement or interpretation or application thereof in existence as of the date hereof which by its terms became or will become effective and applicable after the date hereof.

     82. "USER" means any Person who is a telecommunications services provider and executes an interconnection or other similar agreement with SNA or is otherwise authorized to utilize the UTS for providing telecommunications services to its customers.

     83.  "UTS" is defined in Recital C of the UTS Participation Agreement.

     84. "UTS PARTICIPATION AGREEMENT" means that certain Universal Telecommunications System Participation Agreement dated as of February 25, 1997 by and between the City, SNI and SNA.

     85. "UTS STANDARD AUDIT PROCEDURES" means the standard procedures for conducting the Annual Compliance Audit, as set forth on Appendix 9 to the UTS Participation Agreement.